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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Clean Energy Corp.:

We consent to the use of our report dated September 1, 2006, with respect to the consolidated balance sheets of Clean Energy Fuels Corp. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Los Angeles, California
September 5, 2006

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  Exhibit 23.2